Exhibit 10.32

JOHNSON OUTDOORS INC.
RESTRICTED STOCK UNIT AGREEMENT
(Performance Based)

THIS RESTRICTED STOCK UNIT AGREEMENT dated as of ___________ (the "Grant Date"), is between ___________________ (the "Grantee") and JOHNSON OUTDOORS INC., a Wisconsin corporation (the "Company").

RECITALS

A.    The Company has adopted the Johnson Outdoors Inc. 2010 Long-Term Stock Incentive Plan (the "Plan") to provide eligible participants with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company.  Capitalized terms used herein but not defined shall have the meanings given such terms in the Plan or in Schedule 1 hereto, as applicable.

B.    The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee").

C.    The Committee has designated the Grantee as the recipient of an Award of performance-based Restricted Stock Units under the Plan, and the Grantee and the Company desire to enter into this Agreement setting forth the terms and conditions of such Award of performance-based Restricted Stock Units.

AGREEMENTS

The Grantee and the Company agree as follows:

1.   Grant of Restricted Stock Units.  The Company hereby grants to the Grantee _______ performance-based Restricted Stock Units (the "Target Grant") in accordance with this Agreement and the Plan.

2.   Award Payment.  The actual number of Restricted Stock Units that the Grantee earns during the Performance Period will be determined pursuant to Schedule 1 attached hereto.  Unless deferred in accordance with Section 6, the Company will issue to Grantee, as soon as administratively practicable after the Certification Date and in any event on or prior to 15 days thereafter, one share of Common Stock for each Restricted Stock Unit earned by the Grantee pursuant to Schedule 1.

3.   Termination of Employment.

(a)    Except as otherwise provided in Section 3(b) below, the Grantee must be an employee of the Company or one of its Subsidiaries continuously from the Grant Date until the Certification Date in order for the Grantee to receive any shares of Common Stock with respect to the Restricted Stock Units the Grantee may earn pursuant to Schedule 1.

(b)    If the Grantee's employment with the Company or its Subsidiary, as applicable, terminates prior to the Certification Date (i) as a result of Grantee's death, (ii) because Grantee suffers a Disability (as defined below) or (iii) voluntarily by Grantee after age 65, then the Grantee will be entitled to receive a pro-rated number of shares of Common Stock with respect to any Restricted Stock Units the Grantee may earn pursuant to Schedule 1 (pro-rated based on the number of days during the Performance Period that the Grantee remained continuously employed by the Company or one of its Subsidiaries).  The Grantee will only be entitled to receive such shares of Common Stock following the Certification Date to the extent earned during the full Performance Period pursuant to Schedule 1.

(c)    For purposes of this Section 3, "Disability" means mental or physical impairment such that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

4.   Change in Capital Structure.  The number of shares of Common Stock covered by the Target Grant will be adjusted in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition or other change in the capital structure of the Company as determined by the Committee in accordance with the Plan.

5.   Change of Control.   Notwithstanding anything in this Agreement, Schedule 1 or the Plan to the contrary, upon the occurrence of a Change of Control (as defined in Section 10(k) of the Plan) 100% of the Target Grant shall immediately be deemed to have been earned.

6.   Deferral.  At any time prior to the due date for the deferral election established by the Company and reflected on Schedule 2 (which must be prior to the date of this Agreement), the Grantee may submit to the Secretary of the Company an election in the form of Schedule 2 to this Agreement to defer receipt of all or any portion of the shares of Common Stock otherwise issuable to the Grantee with respect to the Restricted Stock Units that the Grantee may earn in accordance with Schedule 1.  Such election may also be designated by the Grantee as a standing deferral election that would apply to all future grants of Restricted Stock Units to the Grantee under the Plan until a revocation of the deferral election is effective in compliance with Code section 409A.  To the extent the Grantee has made a prior standing deferral election that has not been revoked prior to the Grant Date in compliance with Code section 409A, such standing deferral election will apply to this grant of Restricted Stock Units.  The Grantee may only make a deferral election once that applies to this grant of Restricted Stock Units and any such deferral election may not be modified or amended as to this grant of Restricted Stock Units by the Grantee after the Grant Date.

7.   Addresses.  Subject to Section 8 below, all notices or statements required to be given to either party hereto shall be in writing and shall be personally delivered or sent, in the case of the Company, to its principal business office and, in the case of Grantee, to Grantee's address as is shown on the records of the Company or to such address as Grantee designates in writing.  Notice of any change of address shall be sent to the other party by written notice.  It shall be conclusively presumed that any notice or statement properly addressed and mailed bearing the required postage stamps has been delivered to the party to which it is addressed.

8.   Electronic Delivery.  The Company (or its affiliates) may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this award of Restricted Stock Units or any future such awards under the Plan by electronic means or request the Grantee's consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system (including the Company's e-mail system) established and maintained by the Company or another third party designated by the Company.  The Grantee hereby agrees that all on-line or electronic acknowledgments shall have the same force and effect as a written signature.

9.   Service Provider Relationship.  Nothing in this Agreement or in the Plan shall limit the right of the Company or any parent or subsidiary of the Company to terminate Grantee's employment or other form of service relationship or otherwise impose any obligation to employ and/or retain Grantee as a service provider.

10.         Taxes.  The Company may require payment or reimbursement of or may withhold any tax it believes is required as a result of the grant or earning of any of the Restricted Stock Units or any payments of shares of Common Stock in connection with the Restricted Stock Units, and the Company may defer making delivery of any shares of Common Stock in respect of the Restricted Stock Units until arrangements satisfactory to the Company have been made with regard to any such payment, reimbursement or withholding obligation.

11.   Dividends and Voting Rights.  The Grantee will not be entitled to receive any dividends for his or her Restricted Stock Units and shall not be entitled to voting rights with respect to such Restricted Stock Units.  Such dividend and voting rights will only apply once shares of Common Stock have actually been issued to the Grantee following the Certification Date (or, if applicable, following any later date to which receipt of any shares of Common Stock have been deferred pursuant to Section 6 above).

12.   Nontransferability of Restricted Stock Units.  The Restricted Stock Units shall not be transferable other than by will or the laws of descent or distribution.

13.   Governing Law.  This Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin.

14.   Provisions Consistent with Plan.  This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference.  In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

15.   Incentive Compensation Recovery (Clawback) Policy.  The Grantee agrees that the Restricted Stock Units (and any shares of Common Stock issued pursuant hereto) subject to this Agreement, and other incentive or performance-based compensation the Grantee receives or has received from the Company, shall be subject to the Company's Incentive  Compensation Recovery Policy, as amended from time to time, to the extent such Policy is applicable to Grantee by its terms.

GRANTEE:

_______________________________________
[Name of Grantee]

JOHNSON OUTDOORS INC.

By: ____________________________________
       Its: _________________________________

JOHNSON OUTDOORS INC.

SCHEDULE 1 TO RESTRICTED STOCK UNIT AGREEMENT

[To be inserted based upon award terms.]

JOHNSON OUTDOORS INC.

SCHEDULE 2 TO RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Deferral Election

To defer Common Stock issuable to you with respect to the Restricted Stock Units to be granted to you under the Restricted Stock Unit Agreement (Performance Based) dated ________ (the "Restricted Stock Unit Agreement"), you must complete, sign and date this Restricted Stock Unit Deferral Election (the "Election") and return it to Johnson Outdoors Inc. (the "Company") by the "Due Date of Election" specified below.  If you indicate below that this Election is a standing deferral election, this Election will apply to any future grants of Restricted Stock Units under the Plan until this Election is revoked in accordance with Code section 409A, and references herein to the "Restricted Stock Unit Agreement" will include the applicable agreement(s) for all such future grant(s).

Name:	Due Date of Election: ____________, 201_ (Must be prior to date of Restricted Stock Unit Agreement)

Pursuant to the Johnson Outdoors Inc. 2010 Long-Term Stock Incentive Plan (the "Plan") and your Restricted Stock Unit Agreement, you are entitled to make a voluntary election to defer the issuance of all or a portion of your shares of Common Stock issuable to you under the Restricted Stock Unit Agreement.  By completing this form, you are irrevocably electing to defer all or a portion of the issuance of your earned shares of Common Stock issuable to you under your Restricted Stock Unit Agreement.  All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan and Restricted Stock Unit Agreement. This Election shall be subject to the terms and provisions set forth in the Plan and Restricted Stock Unit Agreement.

Election (You must complete parts A, B, C and D below)

A.           I hereby irrevocably elect to defer the issuance of the percentage, rounded up to the nearest whole share, (or the number of shares of Common Stock) specified below of the Common Stock issuable to me under the Restricted Stock Unit Agreement (please check one):

___  100%

___   75%

___   50%

___   25%

___   Other percentage (please specify) ______%

        ___   Number of Shares ________ (If the number of shares specified is greater than the number actually earned, you will be deemed to elect to defer 100% of your earned shares.)

B.           Please indicate below whether you want to elect for the Common Stock deferred pursuant to this Election to be issuable upon any Separation from Service.

___  Yes, I want the Common Stock to be issuable upon any Separation from Service.

___  No, I only want the Common Stock to be issuable upon a Separation from Service due to death.

C.           The Common Stock deferred pursuant to this Election shall be issuable to me in a lump sum within 30 days of the earlier of (i) my death, (ii) any other Separation from Service (if elected pursuant to (B) above), (iii) the occurrence of a Change of Control (as defined below), or (iv) the date that is _____________ year(s) after the applicable Certification Date (Please specify a number of years).  The number of years specified must be not be more than ten.  If no number of years is specified, then the number of years shall be five (5).

D.           Please indicate below whether you want this election to be a standing election for future grants of Restricted Stock Units under the Plan.

___  Yes, this Election will be a standing election that applies to future grants of Restricted Stock Units under the Plan.  Any standing election I currently have in place is hereby superseded.

___  No, this Election will only apply to the Restricted Stock Units granted on the date first written above.  Any standing election I currently have in place is hereby terminated on a prospective basis.

Notwithstanding any other provision of the Election, the Company may accelerate the time or schedule of payment otherwise applicable to the Grantee in any circumstance permitting acceleration of payment under Treasury Regulation Section 1.409A-3(j)(4) or other guidance promulgated by the Internal Revenue Service.  Except as otherwise provided in this Election, the Company shall not accelerate the time or form of amounts payable hereunder.

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

Certain Definitions.  As used in this Election, the following terms shall have the following meanings:

"Change of Control" shall have the meaning described in the Plan, provided that the event giving rise to a Change of Control must also qualify as a change in ownership of a substantial portion of the Company's assets or a change in ownership or change in effective control of the Company, all within the meaning provided under Code section 409A (as defined in the Restricted Stock Unit Agreement).

"Separation from Service" has the meaning as provided under Code section 409A.

Withholding.  The Company shall have the right to deduct from all deferrals or payments hereunder, any federal, state or local tax required by law to be withheld.  The Company shall have the sole discretion as to whether to apply the "special timing rule" described in Code section 3121(v)(2) to awards described herein, and the Company's application and interpretation of the "special timing rule" shall be binding and nonappealable.

Unsecured Creditor; Nonassignable.  The right of the Grantee to receive a distribution hereunder shall be an unsecured claim, and the Grantee shall not have any rights in or against any specific assets of the Company.  The Grantee's rights and interests under this Election may not be assigned, pledged, or transferred other than to a designated beneficiary or the Grantee's estate upon death.

Termination of this Election.  The Company reserves the right to terminate, amend, or modify this Election at any time, except that no termination can accelerate the time of distribution, except as permitted pursuant to Code section 409A and the Plan.  No termination, amendment, or modification of this Election shall adversely affect, in any material way, any Common Stock previously granted to the Grantee without the written consent of the Grantee entitled to such Common Stock.

Governing Law.  This Election shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin.

Claims Procedure.  The Board shall establish procedures for reviewing claims for benefits under this Election.  Such procedures shall be administered so as to comply with regulations issued by the Department of Labor to the extent that such regulations are applicable to the particular claim at issue.  Any person who has filed a claim for benefits under the plan (the "Claimant") shall have the right to be represented by another person in connection with his or her benefit claim, provided that the Board is provided with satisfactory evidence that the representative has been authorized to act on behalf of the Claimant.  The Board and its authorized designees have the authority and discretion to administer and interpret the Plan, Restricted Stock Unit Agreement, and this Election and to decide claims for benefits, and their decisions are binding on all parties to the maximum extent permitted by law.

A Claimant shall present the claim, in writing, to the Board, and the Board shall respond in writing.  If the claim is denied, the written notice of denial shall, in a manner calculated to be understood by the Claimant: (a) state the specific reason or reasons for the denial, with specific references to the Plan, Restricted Stock Unit Agreement, or this Election's provisions on which the denial is based; (b) describe any additional material or information necessary for the Claimant to perfect his or her claim and explain why such material or information is necessary; (c) explain the Election's claims review procedure; and (d) state that the Claimant has a right to file suit under Section 502(a) of ERISA, as amended, if the claim is denied on appeal.

The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Board's receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished by the Board to the Claimant within the initial ninety- (90-) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety- (90-) day period.  Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Board expects to render a decision on the claim.  Any claim not granted or denied within the period noted above (including applicable extensions) shall be deemed to have been denied.

Any Claimant whose claim is denied or deemed to have been denied may, within sixty (60) days after the Claimant's receipt of notice of the denial (or after the date of the deemed denial, if applicable), request a review of the denial by notice given, in writing, to the Board.  Upon such a request for review, the claim shall be reviewed by the Board, who may, but shall not be required to, grant the Claimant a hearing.  In connection with the review, the Claimant may have representation, may examine and receive copies (free of charge) of pertinent documents, and may submit issues and comments in writing.

The decision on review normally shall be made and communicated to the Claimant in writing within sixty (60) days of the Board's receipt of the request for review.  If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Board, and the time limit for the decision on review shall be extended to up to one-hundred twenty (120) days.  The written decision on review shall, in a manner calculated to be understood by the Claimant: (a) state the reasons for the decision; (b) cite pertinent Plan, Restricted Stock Unit Agreement, or this Election's provisions; (c) inform the Claimant that he or she is entitled, upon request and free of charge, reasonably to review and receive copies of relevant documents, and (d) inform the Claimant of his or her right to bring suit under Section 502(a) of ERISA now that his or her claim has been denied on appeal.  If the decision on review is not communicated to the Claimant within the sixty- (60-) day (or applicable, the 120-day) period discussed above, the claim shall be deemed to have been denied upon review.  All decisions on review shall be final and binding with respect to all concerned parties.

No person shall be entitled to file suit for benefits under this Election until he or she has exhausted all of the administrative remedies set forth above.

Interpretation and Amendment. This Election is intended to be a plan of deferred compensation maintained for a select group of eligible participants, and shall be interpreted so as to comply with the applicable requirements of law.  All terms used in this Election shall be interpreted to the maximum extent possible to satisfy Code section 409A.  Notwithstanding anything herein to the contrary, the Company may amend this Election without the Grantee's consent to add, alter or remove any provision that the Company deems necessary, appropriate or advisable to comply with Code section 409A.  If there is more than one way to add, alter or remove a provision to comply with Code section 409A, the Company shall have the discretion to choose the alternative it believes to be in the best interests of the Grantee generally and the Company.

Effective Date.  This Election shall be effective as of the last date written below.  Any election that is effective after the Due Date of the Election specified above shall be null and void.

By executing this Election, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in the Plan, my Restricted Stock Unit Agreement and this Election.

_________________________________ Grantee's Signature	__________________________ Date

Received and Accepted by:
JOHNSON OUTDOORS INC.
By: _____________________________ Its: __________________________	___________________________ Date